Exhibit 99.1

AT EPIX

Peyton Marshall, Chief Financial Officer

Angela Elrod, Investor Relations Manager

(617) 250-6012

FOR IMMEDIATE RELEASE

October 4, 2004

FDA Extends New Drug Application (NDA) Action Date for EPIX’s MS-325 to mid-January 2005

-EPIX Conference Call & Webcast Today at 5:00 pm ET -

CAMBRIDGE, MA, October 4, 2004 — EPIX Pharmaceuticals, Inc. (Nasdaq: EPIX), a developer of innovative pharmaceuticals for magnetic resonance imaging (MRI), today announced that the U.S. Food and Drug Administration (FDA) has extended the action date for completion of its review of the investigational new drug, MS-325, the Company’s lead imaging pharmaceutical designed for Magnetic Resonance Angiography (MRA).  A New Drug Application (NDA) for MS-325 was submitted by EPIX in December 2003 and was accepted for filing by the FDA in February 2004. The product was developed together with Schering AG, Germany (FSE: SCH, NYSE: SHR).

The extension stems from recent submissions, at the FDA’s request, of additional analyses of previously submitted data.  One of these submissions has been classified by the Agency as a major amendment that extends the FDA action date.  EPIX’s post-application submissions include several analyses relating to non-contrast MR imaging, uninterpretable scans, and subgroup analyses by scanner type, geographic location, vessel bed and readers.  FDA regulations provide for a three-month extension period, which would result in a revised FDA action date deadline of mid-January 2005.  The extension notification by the FDA did not include a request for any new data.

 “We are pleased with the level of dialogue between EPIX and the FDA and look forward to continued cooperation as the FDA completes its review,” said Michael D. Webb, Chief Executive Officer of EPIX.  “In its review process for any drug, the FDA often challenges the results of the clinical trial program by considering a number of alternative approaches to analyzing the data which could affect timely approval.  Our NDA includes a substantial body of data from an extensive clinical program.  The analysis of data that we submitted with our original NDA was directed by prespecified protocols and statistical plans consistent with FDA guidelines and clinical practice.  We are confident in the safety and efficacy profile of MS-325 and continue to expect product approval in the first quarter of 2005.”

 A conference call is scheduled today, Monday, October 4, 2004, at 5:00 pm ET.  Dial-in numbers for the EPIX conference call are 888-464-7607 (US/Canada) and 706-634-0187 (International).  A recording of this call will be available from 7:00 pm ET on Monday, October 4 through Monday, October 18, 2004, at 800-642-1687 (US/Canada) and 706-645-9291 (International), reservation code 1263126. The call is being webcast by Thomson/CCBN.   The press release and the conference call webcast can also be found on the EPIX website at www.epixpharma.com. An archived version will be available on the EPIX website two hours after the live webcast.

EPIX Pharmaceuticals, Inc., based in Cambridge, MA, discovers and develops innovative pharmaceuticals for imaging that are designed to transform the diagnosis, treatment and monitoring of disease.  The Company uses its proprietary Target Visualization Technology™ to create imaging pharmaceuticals targeted at the molecular level, enabling physicians to use Magnetic Resonance Imaging (MRI) to obtain detailed information about specific disease processes.  The Company’s lead product candidate, MS-325, is the first imaging pharmaceutical specifically designed for MRA.    Schering AG, Germany, the market leader in MRI contrast agents, is the worldwide sales, marketing and development partner for MS-325.  Schering AG submitted MS-325 for marketing approval in the European Union and that application was accepted for filing in June 2004.  EPIX is also collaborating with Schering AG in the development of its second drug candidate, EP-2104R, for imaging blood clots using MRI, and in a research partnership to discover novel compounds for MRI.  To receive the latest EPIX news and other corporate developments, please visit the new EPIX website at www.epixpharma.com.

This news release contains forward-looking statements based on current expectations of the Company’s management. Such statements are subject to risks and uncertainties which could cause actual results to differ from those projected, including risks and uncertainties related to the conduct of, and results obtained from, our clinical trials, the receipt of regulatory approvals, our dependence on corporate collaborations, our ability to develop multiple applications for our products and technologies, market acceptance of our products, reimbursement policies of third-party payors with respect to our products, competition and technological change.